Exihbit 99.1

Contacts:	Investors:
John O’Hara Horsley	Kristine Mozes
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	(781) 652-8875
TRANSMETA ANNOUNCES TWO AGREEMENTS WITH INTEL
Transmeta to Receive One-Time Payment of $91.5 Million
SANTA CLARA, CA — September 24, 2008 — Transmeta Corporation (NASDAQ: TMTA) today announced that it has entered into two agreements with Intel Corporation relating to the licensing of Transmeta technologies and intellectual property.
The first agreement is a fully paid-up, non-exclusive technology licensing agreement that provides for Transmeta to deliver a copy of certain proprietary Transmeta computing technologies to Intel and grants to Intel a non-exclusive license to use and exploit those technologies commercially.
The second agreement is an amendment to the previously announced settlement, release and license agreement that Transmeta and Intel entered into on December 31, 2007. That settlement agreement granted to Intel a perpetual non-exclusive license to all Transmeta patents and patent applications, including any patent rights later acquired by Transmeta, now existing or as may be filed on or before December 31, 2017. Among other things, that settlement agreement provided for Intel to make five annual future payments to Transmeta of $20 million per year for each year from 2009 though 2013. This amendment accelerates Intel’s remaining future payment obligations under the settlement agreement.
Pursuant to these two agreements, Transmeta expects to receive cash payments from Intel totaling $91.5 million before the end of Transmeta’s current fiscal quarter ending September 30, 2008.
“We are very pleased to have achieved these two additional agreements with Intel,” said Les Crudele, president and CEO of Transmeta. “We believe that the agreements reflect the technical merit and industrial value of Transmeta’s legacy computing technologies and strengthen our balance sheet.”
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, Transmeta first became known for designing, developing and selling its highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. Transmeta is presently focused on developing and licensing its advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing its computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.
Transmeta, LongRun and LongRun2 are trademarks of Transmeta Corporation.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. The forward-looking statements in this press release involve risks and uncertainties including, but not limited to, unanticipated changes in the financial markets and the possibility that the payment from Intel might be delayed or not made in accordance with the agreements described herein. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q, and 8-K, which describe important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
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